EXHIBIT 12.1
Statement re computation of ratios

Computation of Ratio of Earnings to Fixed Charges for Weigh-Tronix, LLC(a)


                                                                    Predecessor (b)                  Weigh-Tronix LLC
                                                                    ---------------                  ----------------
                                                                                One month        11 months
                                                             Year ended           ended            ended         Year ended
                                                           March 31, 1998     April 30, 1998   March 31, 1999   March 31, 2000
                                                           --------------     --------------   --------------   --------------
                                                           (US $ thousands, except ratios)     (US $ thousands, except ratios)

Pre-tax income (loss) before adjustment for equity
     in loss of unconsolidated joint venture               $3,886               $ 785                $(4,611)           $2,964
                                                           ======               =====                =======            ======

Fixed charges:
Cash interest expense                                      $   27               $   -                 $5,576            $5,719
Amortization of debt issuance costs                             -                   -                    356               301
Rental expense                                                722                  57                    488               581
                                                           ------               -----                 ------            ------
Total fixed charges                                        $  749               $  57                 $6,420            $6,601
                                                           ------               -----                 ------            ------

Pre-tax income before adjustment for equity in loss
of unconsolidated joint venture, plus fixed  charges       $4,635               $ 842                 $1,809            $9,565
                                                           ======               =====                 ======            ======
Ratio of earnings to fixed charges                           6.19 x             14.77 x                   -  (c)          1.45 x

(a): The information presented is based on the historical results of the Predecessor and Weigh-Tronix, LLC and does not include results for the Avery Berkel Group. See "Selected Historical Financial Information for the Avery Berkel Group" for their calculation of the ratio of earnings to fixed charges.

(b): The company acquired the Weigh-Tronix Scale Products Business (Predecessor) on May 1, 1998 in a purchase transaction. Accordingly, historical information for the Predecessor for the year ended March 31, 1998 and the one month ended April 30, 1998 may not be comparable to the data for subsequent periods.

(c): Due to the company's loss before provision for income taxes in the 11 months ended March 31, 1999, the ratio coverage for that period was less than 1:1. The company must generate additional pre-tax income of $4.6 million for the 11 months ended March 31, 1999 to achieve a coverage ratio of 1:1 in that period. See further discussion at "Selected Historical Financial Information for Weigh-Tronix" in the prospectus.


Computation of Pro Forma Ratio of Earnings to Fixed Charges for Weigh-Tronix, LLC (d)

                                                                                 Historical
                                                            Historical Weigh-   Avery Berkel       Pro forma    Pro forma Weigh-
                                                              Tronix, LLC at       Group at        adjustments    Tronix, LLC at
                                                              March 31, 2000    March 31, 2000        (e)        March 31, 2000
                                                              --------------    --------------    -----------   ----------------
                                                             (US $ thousands, except ratios)

Pre-tax income from continuing operations before
adjustment for equity in loss of unconsolidated
joint venture, plus fixed charges                                $ 9,565           $16,213           $    -           $25,778
                                                                 =======           =======           =======          =======
Fixed charges                                                      6,601             1,680                -             8,281

Adjustments:

    Increase in interest expense resulting from
    the issuance of new debt                                          -                 -             22,219           22,219

    Elimination of historical interest income                         -                 -             (2,710)          (2,710)
                                                                 -------           -------           -------          -------
      Total pro forma fixed charges                              $ 6,601           $ 1,680           $19,509          $27,790
                                                                 -------           -------           -------          -------
Pro forma ratio of earnings to fixed charges                        1.45 x            9.65 x              -                -  (f)
                                                                 =======           =======           =======          =======

(d): The information presented is based on the pro forma combined results of Weigh-Tronix, LLC and the Avery Berkel Group. All amounts for the Avery Berkel Group were translated at an exchange rate of 1.00 pounds sterling to U.S. dollar $1.60. Amounts were obtained from the "Selected Historical Financial Information for Weigh-Tronix" and the "Selected Historical Financial Information for the Avery Berkel Group".

(e): The pro forma adjustments were obtained from footnote 4 of the Notes to the Unaudited Pro Forma Combined Statement of Operations which is included in the "Unaudited Pro Forma Combined Financial Data" section of the prospectus. The elmination of historical interest income does not include $60 for pro forma interest expense relating to previous acquisitions of Weigh-Tronix, LLC.

(f): On a pro forma basis for the year ended March 31, 2000, the Company's pro forma ratio of earnings to fixed charges was less than 1:1. The company must generate additional pre-tax income of $2.0 million for the year ended March 31, 2000 to achieve a coverage ratio of 1:1.